                                                                    EXHIBIT 99.8

         UNAUDITED GENLYTE PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   Genlyte Pro Forma (a)
                                                                                    ------------------------------------------------
                                                Thomas Lighting Pro Forma (a)
                                  --------------------------------------------------
                                   Historical                             Pro Forma
                                     Thomas       Contribution             Thomas     Historical    Transaction       Pro Forma
                                    Lighting (b)   Adjustments    (c)     Lighting      Genlyte     Adjustments  (h)   Genlyte
                                  ------------    ------------           ----------   -----------   -----------       ----------

Net Sales                         $ 374,065       $ 16,573        (d)    $ 390,638    $ 487,961     $      -          $  878,599
  Cost of Sales                     269,331              -                 269,331      318,556          800     (i)     588,687
                                  ------------    ------------           ----------   -----------   -----------       ----------
Gross Profit                        104,734         16,573                 121,307      169,405         (800)            289,912
  Selling & Administrative Expenses  89,328         16,573        (d)      103,451      131,784          264     (j)     235,699
                                                    (2,450)       (e)                                    200     (i)
                                  ------------    ------------           ----------   -----------   -----------       ----------
Operating Profit                     15,406          2,450                  17,856       37,621       (1,264)             54,213
  Interest Expense, net               5,851         (2,110)       (f)        3,741        4,085          -                 7,826
  Other Non-Operating Expenses         (733)           -                      (733)         -            -                  (733)
  Minority Interest Expense             -              -                       -            -         15,398     (k)      15,398
                                  ------------    ------------           ----------   -----------   -----------       ----------
Income Before Income Taxes           10,288          4,560                  14,848       33,536      (16,662)             31,722
  Income Tax Provision                3,946         (3,946)       (g)          -         14,423         (786)    (l)      13,637
                                  ------------    ------------           ----------   -----------   -----------       ----------
Net Income                        $   6,342       $  8,506               $  14,848    $  19,113     $(15,876)         $   18,085
                                  ============    ============           ==========   ===========   ===========       ==========

Earnings Per Share:
  Basic                               (m)                                    (m)      $    1.46                         $   1.38
  Diluted                             (m)                                    (m)      $    1.42                         $   1.35

             THESE PRO FORMA FINANCIAL STATEMENTS DO NOT REFLECT THE SYNERGIES EXPECTED TO RESULT FROM THE TRANSACTION
                                                   OR THE RELATED SYNERGY COSTS.


                            See Notes to Unaudited Genlyte Pro Forma Consolidated Statements of Income.